UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 2, 2008
NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9920 Belward Campus Drive
Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 2, 2008, Novavax, Inc. (the “Company”) entered into an employment agreement with Penny Heaton, M.D., the Company’s Vice President, Development and Chief Medial Officer, effective as of October 2, 2008 (the “Heaton Agreement”). On that same date, the Company entered into an employment agreement with Len Stigliano, the Company’s Vice President and Chief Financial Officer and Treasurer (the “Stigliano Agreement”) to amend and restate the Employment Agreement with Mr. Stigliano dated July 2, 2007. On that same date, the Company also entered into an amendment (the “Hage Amendment”) to the Amended and Restated Employment Agreement dated August 2, 2007 with Raymond Hage, Senior Vice President of Commercial Operations of the Company.
Pursuant to the Heaton Agreement, Dr. Heaton is paid an annual base salary of $292,905. Under the Company’s incentive plan, Dr. Heaton is eligible to receive a target performance bonus of 40% of her base salary, or any other percentage deemed appropriate based upon Dr. Heaton’s and the Company’s achievement of certain specified goals, as determined by the President and CEO and Board of Directors, or any subcommittee thereof. The bonus may be paid out partly in cash and partly in shares of restricted stock at the discretion of the Board of Directors. Dr. Heaton also is eligible for additional stock awards based upon performance, subject to the approval of the President and CEO and the Board of Directors. Dr. Heaton also is entitled to participate in the Company’s benefits and insurance programs, including its Change of Control Severance Benefit Plan, and is entitled to four weeks of paid vacation. The Heaton Agreement terminates on October 1, 2009.
The Heaton Agreement also includes confidentiality and non-competition provisions. Dr. Heaton has agreed not to compete with the Company for a period of twelve months following termination of her employment. If Dr. Heaton is terminated without cause or if Dr. Heaton terminates her employment for good reason, she is entitled to a lump sum payment equal to twelve months of her then effective salary.
Under the Stigliano Agreement, the term of Mr. Stigliano’s employment was extended until July 1, 2009. Mr. Stigliano is paid an annual base salary of $259,305. Under the Company’s incentive plan, Mr. Stigliano is eligible to receive a target performance bonus of 40% of his base salary, or any other percentage deemed appropriate based upon Mr. Stigliano’s and the Company’s achievement of certain specified goals, as determined by the President and CEO and Board of Directors, or any subcommittee thereof. The bonus may be paid out partly in cash and partly in shares of restricted stock at the discretion of the Board of Directors. Mr. Stigliano also is eligible for additional stock awards based upon performance, subject to the approval of the President and CEO and the Board of Directors. Mr. Stigliano also is entitled to participate in the Company’s benefits and insurance programs, including its Change of Control Severance Benefit Plan. In addition, Mr. Stigliano is entitled to reimbursement up to $25,000 for transportation and lodging expenses related to his commute to and from the Company, plus an addition amount equal to the state and federal income taxes imposed on such reimbursement expenses, exclusive of any income taxes imposed on such payments.

The Stigliano Agreement also includes confidentiality and non-competition provisions. Mr. Stigliano has agreed not to compete with the Company for a period of six months following his termination of employment. If Mr. Stigliano is terminated without cause or if Mr. Stigliano terminates his employment with the Company for good reason, he is entitled to a lump sum payment equal to six months of his then effective salary.
The Hage Amendment extends term of Mr. Hage’s employment for one year, with an expiration on September 1, 2009.
The foregoing summaries are qualified in their entirety by reference to copies of the Heaton Agreement, the Stigliano Agreement and the Hage Amendment, which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

Exhibits	Description

10.1	Employment Agreement of Penny Heaton, dated October 2, 2008.

10.2	Employment Agreement of Len Stigliano, dated October 2, 2008.

10.3	Amendment to the Amended and Restated Employment Agreement of Raymond Hage, dated October 2, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc. (Registrant)
October 8, 2008	By:	/s/ Len Stigliano
		Name:	Len Stigliano
		Title:	Vice President, Treasurer and Chief Financial Officer

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